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                     March 4, 2024

       Eric Ya Shen
       Chief Executive Officer
       Vipshop Holdings Ltd
       128 Dingxin Road
       Haizhu District
       Guangzhou 510220
       People   s Republic of China

                                                        Re: Vipshop Holdings
Ltd
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            Filed April 19,
2023
                                                            File No. 001-35454

       Dear Eric Ya Shen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Yuting Wu